Exhibit 10.1

Loan Agreement

The Loan Agreement (the "Agreement") is entered into as of September 15, 2014 between the following two parties:

(1) Law Enterprise Co. Ltd., Ltd. (the "Lender"), a corporation duly organized and existing under the laws of Taiwan

(2) Action Holdings Financial Limited (Taiwan Branch), a corporation duly organized and existing under the laws of British Virgin Islands, having its principal office at TrustNet Chamber, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. (the "Borrower")

The Lender and the Borrower will each be referred to as a "Party" and collectively referred to as the "Parties."

WHEREAS, the Borrower wishes to borrow a short-term loan from the Lender for its short-term payments and the Lender agrees to provide such loan to the Borrower for such specified purpose.

NOW THEREFORE, the Parties agree as follows:

1.	The Lender agrees to provide the loan at amount NTD 10,000,000 (the “Loan”) to the Borrower and agrees to advance such Loan amount to the account designated by the Borrower (No. 015540322880 at Chinatrust Bank) upon the effective date of this Agreement.

2.	Term for the Loan shall be from September 15, 2014 to September 31, 2014 (the “Term”) with a fixed interest rate at 1.5%. The principal amount of the Loan together with the accrued interest shall be paid in one lump sum on December 31, 2014.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first hereinabove set forth.

The Lender: Law Enterprise Co. Ltd., Ltd.

The Borrower: Action Holdings Financial Limited (Taiwan Branch)